Exhibit B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees/Directors

Voya Investors Trust and Voya Variable Portfolios, Inc.

We consent to the use of our report dated February 24, 2015, with respect to the financial statements of VY DFA World Equity Portfolio, a series of Voya Investors Trust, incorporated herein by reference, and to the reference to our firm under the heading “Representations and Warranties” in the Proxy Statement/Prospectus.

We also consent to the use of our report dated February 24, 2015, with respect to the financial statements of Voya Global Value Advantage Portfolio, a series of Voya Variable Portfolios, Inc., incorporated herein by reference, and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

/s/ KPMG

Boston, Massachusetts

May 1, 2015